EXHIBIT 8.1

SUBSIDIARIES OF ELETROBRAS

Name	Percentage of Shareholding
Eletrobras Furnas	99.54%
Eletrobras Chesf	99.55%
Eletrobras Eletrosul	99.71%
Eletrobras Eletronorte	99.41%
Eletrobras Eletronuclear	99.81%
Itaipu Binacional (*)	50.00%
CGTEE	99.94%
Eletrobras Eletropar	83.21%
Eletrobras Distribuição Rondônia	99.96%
Distribuição Alagoas	75.16%
Eletrobras Distribuição Piauí,	98.56%
Eletrobras Distribuição Acre	93.29%
Amazonas Energia (**)	100.00%

(*)	Jointly controlled with ANDE (Paraguay).
(**)	Former Manaus Energia